Exhibit 10.32

Isola Group

2012 VICP Participant Letter Agreement

Participation in the 2012 VICP is subject to the following terms and conditions:

•                  There are two criteria on which bonus awards under the 2012 VICP are determined:

•                  80% of the Target award is tied to the attainment of Consolidated Adjusted EBITDA, as defined in the Credit Agreements.

•                  20% of the Target award is tied to the attainment of the participant’s individual objectives, or MBOs.

•                  The 2012 VICP defines three levels of Consolidated Adjusted EBITDA for determining bonus awards: a Threshold level, at which point bonuses begin to be earned; a Target level, which is expressed as a percentage of the participant’s salary; and a Maximum level beyond which no additional bonus can be earned.

Threshold	= $81.0 million
Target	= $110.0 million (Plan plus $2.0 million stretch)
Maximum	= $124.2 million

•                  All of the upside opportunity for an award above the Target and all of the downside risk for an award below the Target depend on attainment under the EBITDA component of the VICP.

•                  The 2012 VICP has an MBO Pool equivalent to 20% of the projected payout at the target level for all participants; the MBO Pool for 2012 is $620,000. This Pool is independent of the actual EBITDA achieved for the year; that is, it would neither increase or decrease with actual EBITDA and would be fully paid out if the Threshold level of EBITDA was achieved.

Isola Group
3100 W. Ray Road,
Suite 301
P.O. Box 6070
Chandler, AZ 85226
Phone: 480-893-6527
Fax: 480-893-1409

•                  Specific awards from the MBO Pool would reflect the percentage completion of each participant’s MBOs. For example, if a participant achieved 75% of his or her MBOs in 2012, the MBO component of the bonus would be 15% of his or her Target award. (75% x 20% = 15%) The unearned and unpaid 5% in this example would remain in the Pool and allow for payments greater that 20% for those participants who over-achieved their MBOs.

•                  There would be no payout of the MBO component of the VICP unless the company achieved at least the Threshold level of EBITDA.

•                  The Threshold bonus award is equivalent to 75% of the Target bonus award. The Maximum bonus award is two times the Target bonus award. Awards for Consolidated Adjusted EBITDA between the Threshold and Target will be determined by straight-line interpolation, as will awards for Consolidated Adjusted EBITDA between Target and Maximum.

•                  To remain eligible for the 2012 VICP, you must be employed by the Company through the end of the 2012 fiscal year; however, if you are involuntarily terminated without Cause, you will remain eligible for a pro-rata award based on the length of your employment during the year.

•                  As used herein, the term Cause means: (i) a material breach by the participant of the terms of his or her employment agreement or offer letter, as applicable, (ii) the failure by the participant to reasonably and substantially perform his or her duties (other than as a result of physical or mental illness or injury); (iii) the participant’s willful misconduct or gross negligence which is materially injurious to the Company or an affiliate of the Company; or (iv) the commission by the participant of a felony or other serious crime. In the case of clauses (i) and (ii) above, the Company shall provide notice to the participant indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach of failure is reasonably susceptible to cure, provide the participant with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the participant’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board of Directors that the participant’s employment could have been terminated for Cause, the participant’s employment shall, at the election of the Board of Directors, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

•                  Credit Agreements means (i) the Senior Secured Credit Agreement and Guaranty Agreement dated September 30, 2010 by and among Isola USA Corp.

and its affiliates, various lenders and Goldman Sachs Lending Partners LLC; and (ii) the Mezzanine Credit and Guaranty Agreement dated September 30, 2010 by and among Isola USA Corp. and its affiliates and various lenders.

•                  Payments from the 2012 VICP will occur immediately after completion of the 2012 Audit or the company’s final internal determination of the 2012 financial results, but in any event no later than 75 days after the end of the fiscal year.

•                  Payments under the 2012 VICP will be subject to applicable withholdings and will not be eligible for 401(k) contributions.

•                  This letter agreement will be governed by the laws of the State of Arizona, without regard to conflict of laws principles.

•                  The Company reserves the right to amend or alter the 2012 VICP provided that it gives you reasonable notice, in writing, of any such changes.

•                  This letter agreement does not constitute an employment agreement or guaranteed employment, nor is it intended to alter your employment status as an at will employee of the Company.

•                  The Company’s financial results will be determined solely by the Company’s executive management and all such determinations are final.

Your Target bonus award under the 2012 VICP is 50% of your year-end 2012 annual salary with a Maximum bonus award of 100% of your annual salary.

By signing below, you acknowledge that you have read this Letter Agreement and agree to be bound by its terms.

Please sign and return an original to Debbi Lannon-Smith.

/s/ Ray Sharpe	2/21/12
Ray Sharpe	Date

/s/ Mathew LaRont_	3/5/12
Mathew LaRont	Date